Exhibit 99.1
AFC Reports Financial Results for Third Quarter 2008
ATLANTA, Nov. 12 /PRNewswire-FirstCall/ — AFC Enterprises, Inc. (Nasdaq: AFCE), the franchisor and operator of Popeyes(R) restaurants, today reported results for its fiscal third quarter which ended October 5, 2008. The Company announced preliminary fiscal third quarter earnings per share and operational results in its press release dated October 24, 2008.
     Third Quarter 2008 Highlights Compared to Third Quarter 2007:
—	Net income was $4.0 million, or $0.16 per diluted share, compared to $6.5 million, or $0.23 per diluted share, last year. Excluding the pre-tax impact of $1.3 million of other non-operating income last year, net income last year would have been $5.6 million, or $0.20 per diluted share.

—	Total system-wide sales growth was flat to last year.

—	Total domestic same-store sales decreased 2.8 percent compared to a decrease of 1.9 percent last year. International same-store sales increased 7.4 percent compared to an increase of 0.5 percent last year. Total global same-store sales decreased 1.9 percent compared to a decrease of 1.7 percent last year.

—	The Popeyes system opened 28 and closed 24 restaurants, bringing total net unit count to 1,905 compared to 1,881 last year.

—	Popeyes new national cable advertising strategy was launched in support of new value, portable and lunch menu items. The first media flight introduced Popeyes new Big Deals value sandwiches and wraps priced at $1.49 and attracted guests to both lunch and snack dayparts.

—	Consistent with the Company’s strategic initiative to re-franchise company-operated restaurants, the Company completed the re-franchising sale of 11 restaurants in the Atlanta market. The Company received $3.5 million in cash from the sale proceeds and fees associated with new franchise and development agreements.

—	The Company made $2.8 million in debt repayments under its 2005 Credit Facility. The Company’s cash balance at the end of third quarter was $10.4 million.

—	The Company’s third quarter year-to-date free cash flow remains strong at $22.3 million, including $5.1 million of other non-operating income, compared to $23.3 million last year. AFC’s free cash flow computation and reconciliation to GAAP measures are described in detail under the heading “Use of Non-GAAP Financial Measures.”
Cheryl Bachelder, AFC Chief Executive Officer, stated, “We are satisfied with our solid earnings performance in the third quarter, despite the economic challenges our customers and our restaurant operators are facing in this environment. We made a conscious decision to invest in gaining market share in these slow economic times, making traffic retention our top priority. Our commitment to national cable advertising behind our $1.49 Big Deals sandwiches and wraps helped us during this quarter. According to NPD SalesTrac Weekly, our same-store sales performance during the three week Big Deals advertising window outpaced the chicken QSR category by approximately 1.7 percentage points.
“We remain committed to our menu expansion to address value, portability and lunch. Our new menu boards are now in place at virtually all Popeyes restaurants. We have partnered with our franchisees to utilize national cable advertising to build awareness and new trial of these products and have significantly increased the media reach of our plan. We also remain committed to steadily improve the guest’s experience at our restaurants through the use of metric-based tools launched earlier this year. And finally, we are helping our restaurant owners improve profitability through diligence on every expense line item at the restaurant. These initiatives are consistent with the pillars of our new strategic plan we announced in the first quarter.
“Given the times, we have shifted to more conservative financial strategies by tightly managing our general and administrative expenses to mission critical items. We have increased our cash position and have made debt repayment a priority. We have a highly franchised business model which continues to generate strong free cash flows and EBITDA margins at the top end of our industry. We believe this business model positions us to remain a financially strong and viable investment for the years ahead.”
     Strategic Plan Update
     1. Build the Popeyes Brand
—	In connection with the launch of Popeyes new menu boards and new products, the Company shifted the majority of Popeyes’ media advertising funds to national cable advertising during this quarter. This decision was taken in partnership with Popeyes’ franchisees. The Company agreed to invest $2.0 million additional advertising fund dollars in 2008. The majority of Popeyes’ franchisees agreed to contribute an additional 1 percent of their restaurants’ sales to the Popeyes’ advertising fund during the same time period. As a result, Popeyes television media weight was more than doubled, evidence of the Company’s commitment to grow guest traffic and market share in these slow economic times.

—	Popeyes introduced seven new products in three new permanent menu platforms — value, portable and lunch.

—	The Big Deals value sandwich platform features the Loaded Chicken Wrap, Delta Mini and a Chicken Biscuit, each priced at $1.49.

—	The Louisiana Travelers platform consists of two portable products — Louisiana Tenders and Louisiana Nuggets.

—	The Big Easy lunch platform introduced the Big Easy chicken sandwich and the Big Easy Rice Bowl.

—	At the end of October, the Popeyes system put in place new menu boards, featuring Popeyes core bone-in chicken as well as the three new menu platforms mentioned above.
     2. Run Great Restaurants
—	The Company remains focused on improving operations consistency and performance.

—	The guest experience monitor (GEM) survey is now in place at more than 90 percent of Popeyes domestic restaurants.

—	The Company has also implemented an operations scorecard for all Popeyes domestic restaurants. The new scorecard serves as a benchmarking tool — ranking each restaurant’s overall performance against national, regional, and market level performance.

—	These tools enable the Company to now make measurable improvements in its operations.
     3. Strengthen Unit Economics
—	The Company remains focused on improving restaurant level margin profitability. In October the Company released a new web-based tool to enhance food cost management and also implemented a new process to improve cooking oil efficiency.
     4. Align People and Resources to Deliver Results
     Re-franchising of company-operated restaurants
—	Consistent with the Company’s strategic initiative to re-franchise company-operated restaurants, the Company completed the re-franchising sale of 11 restaurants in the Atlanta market. The Company received $3.5 million in cash proceeds from the sale of assets and fees associated with new franchise and development agreements.

—	The Company is in negotiations to re-franchise the remaining 14 restaurants in the Atlanta market. The Company expects that the sale of the assets will be completed by the end of the first quarter of 2009.

—	The Company continues to seek qualified operators to re-franchise the 4 restaurants in the Nashville market. The Company is unable to estimate the timing of this future re-franchising transaction.

—	The Company has also chosen, due to the current economic conditions, to postpone the re-franchising of its Memphis and New Orleans restaurants until management is more certain it can realize acceptable and appropriate values for these restaurants.
Third Quarter Performance Review Compared to Third Quarter Last Year
Total system-wide sales growth was flat. System-wide sales were comprised of a 0.2 percent increase in franchisee restaurant sales to $386.6 million, and a 5.4 percent decrease in company-operated restaurant sales to $17.4 million.
Total domestic same-store sales decreased 2.8 percent compared to a decrease of 1.9 percent last year, and total global same-store sales decreased 1.9 percent compared to a decrease of 1.7 percent last year. Same-store sales for company-operated restaurants decreased 6.1 percent compared to a 10.5 percent decrease last year. Traffic trends improved due to the successful introduction of the new Big Deal value sandwiches, and average ticket went down as the Company continued to promote more and stronger value propositions to its customers.
Total revenues were $38.3 million, compared to $38.9 million last year. This decrease was comprised of $1.3 million due to negative same-store sales and $1.2 million related to the re-franchising of 11 company-operated restaurants in the Atlanta market. This decrease was partially offset by $1.2 million from new openings of company-operated restaurants in the Atlanta and Tennessee markets and the re-opening of temporarily closed restaurants in New Orleans, and $0.6 million from royalties and fees primarily from new franchised restaurants.
Company-operated restaurant expenses for food, beverages and packaging as a percentage of sales were 34 percent compared to 34 percent last year, despite the decrease in sales. This reflects better management of food costs and a 2 percent price increase the Company took during the second quarter which helped offset higher commodity costs primarily from chicken, wheat, and shortening. Restaurant employee, occupancy and other expenses as a percentage of sales were 56 percent compared to 49 percent last year. Last year’s expenses benefited from a credit for business interruption insurance recoveries of $0.4 million, or 2.3% of sales from company-operated restaurants. The remaining increase was primarily associated with additional managers and higher utility expenses resulting from elevated third quarter fuel costs.
General and administrative expenses were $13.3 million, or 3.3 percent of system-wide sales, compared to $11.3 million, or 2.8 percent of system-wide sales last year. This increase was due primarily to an expenditure of $1.3 million of the additional $2.0 million investment for national cable advertising in 2008, and the costs of new management talent.
Operating profit was $8.1 million, compared to $11.9 million last year.
Income tax expense was $2.5 million, an effective tax rate of 38.5 percent, compared to an effective tax rate of 34.3 percent last year. Last year’s effective tax rate benefited from the reversal of tax reserves due to the expiration of certain statutes of limitation. Had the statutes of limitation not expired, the effective tax rate for the third quarter would have been 37.7 percent.
Net income was $4.0 million, or $0.16 per diluted share, compared to $6.5 million, or $0.23 per diluted share, last year. Excluding the pre-tax impact of $1.3 million of other non-operating income last year, net income last year would have been $5.6 million, or $0.20 per diluted share.
Third quarter year-to-date EBITDA was $39.3 million, including $5.1 million of other non-operating income, at a margin of 30.0 percent of total revenues, compared to last year’s EBITDA of $42.9 million, at a margin of 33.5 percent. The Company’s third quarter year-to-date free cash flow remains strong at $22.3 million, including $5.1 million of other non-operating income, compared to $23.3 million last year. AFC’s EBITDA and free cash flow computation and reconciliation to GAAP measures are described in detail under the heading “Use of Non-GAAP Financial Measures.”
The Company received [$3.5] million from the re-franchising transaction of 11 company-operated restaurants in the Atlanta market. The Company also reduced its borrowings under the 2005 Credit Facility by $2.8 million and had $10.4 million of cash at the end of the third quarter. During the remainder of 2008, the Company anticipates that it will increase its cash position to provide financial flexibility with a prioritization on debt repayment.
Third quarter year-to-date, the Company repurchased 2.1 million shares of common stock for $19.0 million. Under the terms of its current credit facility, the Company has the ability to repurchase an additional $19.3 million of shares during fiscal year 2008. As of October 31, 2008, there were approximately 25.3 million shares of the Company’s common stock outstanding.

During the third quarter, the Popeyes system opened 28 new restaurants, including 12 units domestically and 16 units internationally, compared to 32 new restaurants last year. The Company reported 24 permanent restaurant closures during the quarter.
On a system-wide basis, Popeyes had 1,905 units operating at the end of the third quarter, compared to 1,881 units last year. Total unit count was comprised of 1,571 domestic units and 334 international units in 25 foreign countries and two territories. Of this total, 1,849 were franchised and 56 were company-operated restaurants.
Fiscal 2008 Guidance
The Company expects total domestic same-store sales for fiscal 2008 to be at the lower-end of negative 1.0 to 2.0 percent, consistent with previous guidance. The Company also expects global new restaurant openings for 2008 to remain in the range of 115-130 and expects its closure rate to be similar to the past few years. Net openings are expected to be consistent with previous guidance of 5-15 units.
The Company expects its full year earnings to be $0.75-$0.77 per diluted share, consistent with previous guidance.
As indicated previously, with the commitment the Company has made in 2008 to invest $2.3 million in national cable advertising and new menu board development, general and administrative expenses as a percentage of system- wide sales are expected to be approximately 3.3 percent for 2008. The Company’s general and administrative expenses remain among the lowest percentage in the industry.
Conference Call
The Company will host a conference call and internet webcast with the investment community at 9:00 A.M. Eastern Time on November 13, 2008, to review the results of the third quarter of fiscal 2008. To access the Company’s webcast, go to www.afce.com, select “Investor Information” and then select “AFC Enterprises Third Quarter 2008 Earnings Conference Call.”
Corporate Profile
AFC Enterprises, Inc. is the franchisor and operator of Popeyes(R) restaurants, the world’s second-largest quick-service chicken concept based on number of units. As of October 5, 2008, Popeyes had 1,905 restaurants in the United States, Puerto Rico, Guam and 25 foreign countries. AFC’s primary objective is to offer excellent investment opportunities in its Popeyes brand and provide exceptional franchisee support systems and services to its owners. AFC Enterprises can be found at www.afce.com.
AFC Contact Information
Investor inquiries:
Cheryl Fletcher, Director, Finance & Investor Relations
(404) 459-4487 or investor.relations@afce.com
Media inquiries:
Alicia Thompson, Vice President, Popeyes Communications & Public Relations
(404) 459-4572 or popeyescommunications@popeyes.com

AFC Enterprises, Inc.
Condensed Consolidated Balance Sheets (unaudited)
As of October 5, 2008 and December 30, 2007
(In millions, except share data)

	10/05/08	12/30/07
ASSETS
Current assets:
Cash and cash equivalents	$10.4	$5.0
Accounts and current notes receivable, net	12.9	13.1
Assets held for sale	4.4	—
Prepaid income taxes	—	0.5
Other current assets	14.6	16.6
Total current assets	42.3	35.2
Long-term assets:
Property and equipment, net	26.6	42.4
Goodwill	11.1	11.7
Trademarks and other intangible assets, net	48.3	51.6
Other long-term assets, net	14.6	14.1
Total long-term assets	100.6	119.8
Total assets	$142.9	$155.0
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$19.9	$26.1
Other current liabilities	13.6	14.9
Current debt maturities	13.9	14.0
Total current liabilities	47.4	55.0
Long-term liabilities:
Long-term debt	117.4	118.8
Deferred credits and other long-term liabilities	18.9	21.5
Total long-term liabilities	136.3	140.3
Total liabilities	183.7	195.3
Commitments and contingencies
Shareholders’ deficit:
Preferred stock ($.01 par value; 2,500,000 shares authorized; 0 issued and outstanding)	—	—
Common stock ($.01 par value; 150,000,000 shares authorized; 25,291,973 and 27,356,105 shares issued and outstanding at October 5, 2008 and December 30, 2007, respectively)	0.3	0.3
Capital in excess of par value	110.1	127.7
Accumulated deficit	(151.5)	(168.5)
Accumulated other comprehensive income	0.3	0.2
Total shareholders’ deficit	(40.8)	(40.3)
Total liabilities and shareholders’ deficit	$142.9	$155.0

AFC Enterprises, Inc.
Condensed Consolidated Statements of Operations (unaudited)
(In millions, except per share data)

	12 Weeks Ended		40 Weeks Ended
	10/05/2008	10/07/2007	10/05/2008	10/07/2007
Revenues:
Sales by company-operated restaurants	$17.4	$18.4	$62.6	$61.0
Franchise revenues	20.0	19.5	65.4	63.7
Other revenues	0.9	1.0	2.9	3.5
Total revenues	38.3	38.9	130.9	128.2

Expenses:
Restaurant employee, occupancy and other expenses	9.7	9.1	32.9	30.7
Restaurant food, beverages and packaging	5.9	6.3	21.7	20.6
General and administrative expenses	13.3	11.3	42.1	35.7
Depreciation and amortization	1.3	1.6	5.0	5.3
Other expenses (income), net	—	(1.3)	(5.1)	(1.7)
Total expenses	30.2	27.0	96.6	90.6

Operating profit	8.1	11.9	34.3	37.6
Interest expense, net	1.6	2.0	6.3	6.5
Income before income taxes	6.5	9.9	28.0	31.1
Income tax expense	2.5	3.4	11.0	11.6

Net income	$4.0	$6.5	$17.0	$19.5

Earning per common share, basis:	$0.16	$0.23	$0.66	$0.67

Earnings per common share, diluted:	$0.16	$0.23	$0.66	$0.67

AFC Enterprises, Inc.
Condensed Consolidated Statements of Cash Flows (unaudited)
(In millions)

	40 Weeks Ended
	10/05/08	10/07/07
Cash flows provided by (used in) operating activities:
Net income	$17.0	$19.5
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	5.0	5.3
Asset write-downs	8.4	0.5
Net loss (gain) on sale and disposal of assets	(0.9)	0.1
Gain on insurance recoveries related to asset damages, net	—	(2.6)
Deferred income taxes	(1.0)	0.5
Non-cash interest, net	(0.2)	(0.2)
Provision for credit losses	0.2	0.3
Excess tax benefits from stock-based compensation	—	(1.0)
Stock-based compensation expense	1.9	1.2
Change in operating assets and liabilities:
Accounts receivable	0.4	0.9
Prepaid income taxes	0.5	7.5
Other operating assets	0.7	—
Accounts payable and other operating liabilities	(8.8)	0.6
Net cash provided by operating activities	23.2	32.6
Cash flows provided by (used in) investing activities:
Capital expenditures	(2.3)	(5.8)
Proceeds from dispositions of property and equipment	3.8	0.2
Property insurance proceeds	—	4.5
Acquisition of franchised restaurants	—	(0.4)
Proceeds from notes receivable	0.7	0.6
Net cash provided by (used in) investing activities	2.2	(0.9)
Cash flows provided by (used in) financing activities:
Principal payments — 2005 Credit Facility term loan	(8.9)	(7.0)
Principal payments — other notes	(0.1)	(0.1)
Net borrowings under 2005 revolving credit facility	7.5	—
(Increase) decrease in restricted cash	1.2	(1.1)
Special cash dividends	(0.5)	(0.7)
Proceeds from exercise of employee stock options	—	3.2
Excess tax benefits from stock-based compensation	—	1.0
Stock repurchases	(19.0)	(31.6)
Other, net	(0.2)	(0.3)
Net cash (used in) financing activities	(20.0)	(36.6)
Net increase (decrease) in cash and cash equivalents	5.4	(4.9)
Cash and cash equivalents at beginning of year	5.0	6.7
Cash and cash equivalents at end of quarter	$10.4	$1.8

	Q3 Ended	Q3 Ended	Year-to-date	Year-to-date
	10/05/08	10/07/07	10/05/08	10/07/07
Total Same-Store Sales
Company-operated	(6.1%)	(10.5%)	(5.5%)	(7.9%)
Franchised (a)	(2.6%)	(1.5%)	(1.9%)	(2.3%)
Total Domestic	(2.8%)	(1.9%)	(2.1%)	(2.6%)
International (b)	7.4%	0.5%	4.1%	0.8%
Total Global	(1.9%)	(1.7%)	(1.5%)	(2.2%)
Total Franchised (a and b)	(1.7%)	(1.3%)	(1.3%)	(2.0%)

New Unit Openings
Company-operated	—	0	1	2
Franchised	12	19	45	56
Total Domestic	12	19	46	58
International	16	13	51	27
Total Global	28	32	97	85

Unit Count
Company-operated	56	61	56	61
Franchised	1,515	1,506	1,515	1,506
Total Domestic	1,571	1,567	1,571	1,567
International	334	314	334	314
Total Global	1,905	1,881	1,905	1,881
Use of Non-GAAP Financial Measures
EBITDA: Calculation and Definition
The following table reconciles third quarter year-to-date 2008, third quarter year-to-date 2007 and fiscal 2007, the Company’s earnings before interest expense, taxes, depreciation and amortization (“EBITDA”) on a consolidated basis to the line on our consolidated statement of operations entitled net income, which we believe is the most directly comparable GAAP measure to EBITDA:

	Year-to-date	Year-to-date
(dollars in millions)	10/05/08	10/07/07	Fiscal 2007
Net income	$17.0	$19.5	$23.1
Interest expense, net	$6.3	$6.5	$8.7
Income tax expense	$11.0	$11.6	$13.8
Depreciation and amortization	$5.0	$5.3	$6.9
EBITDA	$39.3	$42.9	$52.5
Total Revenues	$130.9	$128.2	$167.3
EBITDA as a percentage of Total Revenues (EBITDA margin)	30.0%	33.5%	31.4%
Free cash flow: Calculation and Definition
The following table reconciles third quarter year-to-date 2008, third quarter year-to-date 2007 and fiscal 2007, the Company’s free cash flow on a consolidated basis to the line on our consolidated statement of operations entitled net income, which we believe is the most directly comparable GAAP measure to free cash flow:

	Year-to-date	Year-to-date
(dollars in millions)	10/05/08	10/07/07	Fiscal 2007
Net income	$17.0	$19.5	$23.1
Depreciation and amortization	$5.0	$5.3	$6.9
Stock compensation expense	$1.9	$1.2	$1.7
Maintenance capital expenses	$(1.6)	$(2.7)	$(3.2)
Free cash flow	$22.3	$23.3	$28.5
Total Revenues	$130.9	$128.2	$167.3
Free cash flow as a percentage of Total Revenues	17.0%	18.2%	17.0%
Management’s Use of Non-GAAP Financial Measures
EBITDA and free cash flow are supplemental non-GAAP financial measures. We use EBITDA and free cash flow, in addition to net income, operating profit and cash flows from operating activities, to assess our performance and believe it is important for investors to be able to evaluate us using the same measures used by management. We believe these measures are important indicators of our operational strength and performance of our business because they provide a link between profitability and operating cash flow. EBITDA and free cash flow as calculated by us are not necessarily comparable to similarly titled measures reported by other companies. In addition, EBITDA and free cash flow: (a) do not represent net income or cash flows from operations as defined by GAAP; (b) are not necessarily indicative of cash available to fund our cash flow needs; and (c) should not be considered as an alternative to net income, operating profit, cash flows from operating activities or our other financial information determined under GAAP.
Forward-Looking Statement: Certain statements in this release contain “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Examples of such statements in this press release include discussions regarding the Company’s planned implementation of its new strategic plan including the refranchising of company-operated restaurants and financial projections based on the full implementation of such plan, the Company’s ability to repurchase shares of its common stock under its share repurchase program and the number of shares that may actually be repurchased (if any), projections and expectations regarding same-store sales for fiscal 2008 and beyond, the Company’s ability to improve restaurant level margins, guidance for new openings and restaurant closures, and the Company’s anticipated 2008 performances including projections regarding general and administrative expenses, net earnings per diluted share, EBITDA margins and free cash flows and similar statements of belief or expectation regarding future events. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: competition from other restaurant concepts and food retailers, the loss of franchisees and other business partners, labor shortages or increased labor costs, increased costs of our principal food products, changes in consumer preferences and demographic trends, as well as concerns about health or food quality, instances of avian flu or other food- borne illnesses, the loss of senior management and the inability to attract and retain additional qualified management personnel, limitations on our business under our 2005 Credit Facility, failure of our franchisees, a decline in the number of franchised units, a decline in our ability to franchise new units, slowed expansion into new markets, unexpected and adverse fluctuations in quarterly results, increased government regulation, adverse effects of regulatory actions arising in connection with the restatement of our previously issued financial statements, effects of volatile gasoline prices, disruptions in the financial markets, general economic conditions, supply and delivery shortages or interruptions, currency, economic and political factors that affect our international operations, inadequate protection of our intellectual property and liabilities for environmental contamination and the other risk factors detailed in our 2007 Annual Report on Form 10-K and other documents we file with the Securities and Exchange Commission. Therefore, you should not place undue reliance on any forward-looking statements.